Exhibit 2.3

TRANSCANADA PIPELINES LIMITED

Third Supplemental Subordinated Indenture

Dated as of October 9, 2025

6.250% Junior Subordinated Notes due 2085

(Supplemental to Amended and Restated Subordinated Debt Indenture Dated as of November 30, 2000)

COMPUTERSHARE TRUST COMPANY, N.A.,

as Trustee

TC ENERGY CORPORATION,

with respect to certain provisions

THIRD SUPPLEMENTAL SUBORDINATED INDENTURE, dated as of October 9, 2025 (the “Third Supplemental Subordinated Indenture”), among TransCanada PipeLines Limited, a corporation organized under the laws of Canada (the “Company”), TC Energy Corporation, a corporation organized under the laws of Canada (“TC Energy”), solely to the extent necessary to be bound under those provisions in which it is expressly named, and Computershare Trust Company, N.A., as trustee, as successor to The Bank of Nova Scotia Trust Company of New York (herein called “Trustee”), supplementing the Amended and Restated Subordinated Debt Indenture, between the Company and the Trustee, dated as of November 30, 2000 (the “Base Indenture” and, the Base Indenture, as the same may be amended or supplemented from time to time, including by this Third Supplemental Subordinated Indenture, the “Indenture”);

RECITALS:

WHEREAS, the Company executed and delivered the Base Indenture to provide for the future issuance of the Company’s subordinated unsecured debentures, notes or other evidences of subordinated indebtedness (herein and therein called the “Securities”), to be created and issued from time to time in one or more series as might be determined by the Company under the Base Indenture;

WHEREAS, this Third Supplemental Subordinated Indenture is being entered into pursuant to the provisions of Section 8.1 of the Base Indenture;

WHEREAS, pursuant to the terms of the Base Indenture and this Third Supplemental Subordinated Indenture, the Company desires to provide for the establishment of a new series of Securities, to be known as its 6.250% Junior Subordinated Notes due 2085 (the “Notes”), which shall be in the form of junior subordinated notes, with specific terms and provisions, the form and substance of such Notes and the terms, provisions and conditions thereof to be as set forth in the Base Indenture and this Third Supplemental Subordinated Indenture;

WHEREAS, TC Energy has duly authorized the execution and delivery of this Third Supplemental Subordinated Indenture to provide for certain agreements of TC Energy in relation to the Notes as provided for herein; and all acts necessary to make this Third Supplemental Subordinated Indenture a valid agreement of TC Energy, in accordance with its terms, have been performed; and

WHEREAS, the Company authorizes and directs the Trustee execute and deliver this Third Supplemental Subordinated Indenture, and all requirements necessary to make this Third Supplemental Subordinated Indenture a valid instrument in accordance with its terms, and to make the Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid obligations of the Company, have been done and performed, and the execution and delivery of this Third Supplemental Subordinated Indenture has been duly authorized in all respects;

NOW, THEREFORE, in consideration of the purchase and acceptance of the Notes by the Holders thereof, and for the purpose of setting forth, as provided in the Base Indenture, the form and substance of the Notes and then terms, provisions and conditions thereof, each of the Company and TC Energy (with respect to those provisions in which it is expressly named) covenants and agrees with the Trustee as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Third Supplemental Subordinated Indenture, unless there is something in the subject matter or context inconsistent therewith:

“Additional Amounts” has the meaning ascribed to such term in Section 2.4.1;

“Base Indenture” has the meaning ascribed to such term in the Preamble;

“Closing Date” means October 9, 2025;

“Company” has the meaning ascribed to such term in the Preamble;

“DBRS” means DBRS Limited;

“Deferral Period” has the meaning ascribed to such term in Section 4.1;

“Dividend Restricted Shares” means, collectively, (i) the preferred shares in the capital of the Company, (ii) the common shares in the capital of the Company, (iii) the preferred shares in the capital of TC Energy and (iv) the common shares in the capital of TC Energy;

“DTC” means the Depository Trust Company or its nominee;

“FATCA” has the meaning ascribed to such term in Section 2.4.1;

“Fitch” means Fitch Ratings, Inc.;

“Governmental Authority” means any domestic or foreign legislative, executive, judicial or administrative body or Person having or purporting to have jurisdiction in the relevant circumstances;

“Indenture” has the meaning ascribed to such term in the Preamble;

“Interest Payment Date” means February 1, May 1, August 1 and November 1 of each year during which any Notes are outstanding, and the Maturity Date;

“Maturity Date” means November 1, 2085;

“Moody’s” means Moody’s Investors Service, Inc.;

“Notes” has the meaning ascribed to such term in the third recital;

“NYSE” means the New York Stock Exchange;

“Parity Notes” means any class or series of Company indebtedness currently outstanding or hereafter created that ranks on a parity with the Notes as to distributions upon liquidation, dissolution or winding-up;

“Person” includes any individual, corporation, limited or unlimited liability company, general or limited partnership, association, trust, unincorporated organization, joint venture and Governmental Authority;

“Rating Event” means Moody’s, S&P, DBRS or Fitch that then publishes a rating for TC Energy or the Company (a “rating agency”) amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the Notes, which amendment, clarification or change results in (a) the shortening of the length of time the Notes are assigned a particular level of equity credit by that rating agency as compared to the length of time they would have been assigned that level of equity credit by that rating agency or its predecessor on the initial issuance of the Notes; or (b) the lowering of the equity credit (including up to a lesser amount) assigned to the Notes by that rating agency compared to the equity credit assigned by that rating agency or its predecessor on the initial issuance of the Notes;

“Relevant Taxing Jurisdiction” means (a) any jurisdiction from or through which payment on any Note is made by or on behalf of the Company (or any successor thereto) or any political subdivision or governmental authority thereof or therein having the power to tax; or (b) any other jurisdiction in which the Company (or any successor thereto) is incorporated or organized, engaged in business for tax purposes, or otherwise considered to be a resident for tax purposes, or any political subdivision or governmental authority thereof or therein having the power to tax;

“Securities” has the meaning ascribed to such term in the first recital;

“Senior Indebtedness” means obligations (other than non-recourse obligations, the Notes or any other obligations specifically designated as being subordinate in right of payment to Senior Indebtedness) of, or guaranteed or assumed by, the Company for borrowed money or evidenced by bonds, debentures or notes or obligations of the Company for or in respect of bankers’ acceptances (including the face amount thereof), letters of credit and letters of guarantee (including all reimbursement obligations in respect of each of the foregoing) or other similar instruments, and amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligation;

“S&P” means S&P Global Ratings;

“Tax Act” has the meaning ascribed to such term in Section 2.4.1;

“Tax Event” means the Company (or its successor) determines that (1) as a result of (A) any amendment to or change (including any announced prospective change) in the laws or related regulations of any Relevant Taxing Jurisdiction or (B) any amendment to or change in an interpretation or application of such laws or regulations by any legislative body, court, governmental agency or regulatory authority announced or becoming effective on or after the date hereof, the Company has or will become obligated to pay, on the next Interest Payment Date,

Additional Amounts with respect to any Note pursuant to Section 2.4.1, or there is more than an insubstantial risk that interest payable on the Notes is not deductible, or within 90 days would not be deductible, in whole or in part, by the Company for Canadian federal income tax purposes, or (2) on or after October 6, 2025, any action has been taken by any taxing authority of, or any decision has been rendered by a court in, any Relevant Taxing Jurisdiction, including any of those actions specified in (1) above, whether or not the action was taken or decision rendered with respect to the Company, or any change, amendment, application or interpretation is officially proposed, which, in the opinion of the Company’s counsel, will result in the Company becoming obligated to pay, on the next Interest Payment Date, Additional Amounts with respect to any Note, and the Company has determined that the obligation cannot be avoided by the use of reasonable available measures;

“TC Energy” has the meaning ascribed to such term in the Preamble;

“Third Supplemental Subordinated Indenture” has the meaning ascribed to such term in the Preamble;

“this supplemental indenture”, “hereto”, “hereby”, “hereunder”, “hereof’, “herein” and similar expressions refer to this Third Supplemental Subordinated Indenture and not to any particular article, section, subdivision or other portion hereof; and

“Trustee” has the meaning ascribed to such term in the Preamble.

Words importing the singular include the plural and vice versa and words importing the masculine gender include the feminine gender and vice versa.

1.2	Interpretation Not Affected By Headings, etc.

The division of this Third Supplemental Subordinated Indenture into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Third Supplemental Subordinated Indenture.

1.3	Incorporation of Certain Definitions

All terms contained in this Third Supplemental Subordinated Indenture which are defined in the Base Indenture, as supplemented and amended to the date hereof, shall, for all purposes hereof, have the meanings given to such terms in the Base Indenture, as so supplemented and amended, unless otherwise defined herein or unless the context otherwise specifies or requires.

ARTICLE 2

THE NOTES

2.1	No Limitation on Issue

The aggregate principal amount of the Notes to be initially issued hereunder shall be $370,000,000. The Company may from time to time, without notice to, or consent of, Holders, issue additional Notes hereunder in accordance with Section 2.3 of the Base Indenture. The aggregate principal amount of the Notes that may be issued and authenticated hereunder shall be unlimited.

2.2	Terms of Notes

2.2.1 The Notes shall be dated as of the Closing Date, regardless of their actual date of issue, and shall mature on the Maturity Date.

2.2.2 The Notes will bear interest from, and including, October 9, 2025 at the rate of 6.250% per annum. Interest on the Notes will be payable quarterly in arrears on each Interest Payment Date, commencing on February 1, 2026, subject to deferral as set forth in Article 4. Subject to Article 4, interest as aforesaid shall be payable after as well as before default, with interest on overdue interest, in like money, at the same rates and on the same dates.

2.2.3 Interest on the Notes will be calculated on the basis of a 360-day year consisting of twelve 30-day months and, for any period shorter than three months, on the basis of the actual number of days elapsed per 30-day month. For the purposes of disclosure under the Interest Act (Canada), and without affecting the interest payable on the Notes, whenever the interest rate on the Notes is to be calculated on the basis of a period of less than a calendar year, the yearly interest rate equivalent for such interest rate will be the interest rate multiplied by the actual number of days in the relevant calendar year and divided by the number of days used in calculating the specified interest rate.

2.2.4 If any Interest Payment Date, redemption date or the Maturity Date falls on a day that is not a Business Day, the payment of interest, principal or premium due on such day will be postponed until the next Business Day, and no further interest, principal or premium, as applicable, will accrue in respect of such postponement.

2.2.5 Interest payments will be made to Holders in whose names the Notes are registered at the close of business on January 17, April 16, July 17 and October 17 (in each case, whether or not a Business Day), respectively, immediately preceding the relevant Interest Payment Date.

2.3	Form of Notes

2.3.1 The Notes shall be issued only as fully registered Notes in minimum denominations of $25 and integral multiples of $25 in excess thereof.

2.3.2 The Notes and the certificate of authentication of the Trustee endorsed thereon shall be in the English language and shall be substantially in the form set out in Schedule A hereto, with such appropriate additions, deletions, substitutions and variations as the Trustee may approve and shall bear such distinguishing letters and numbers as the Trustee may approve, such approval of the Trustee to be conclusively evidenced by its authentication of the Notes.

2.3.3 The Notes may be engraved, printed or lithographed, or partly in one form and partly in another, as the Company may determine.

2.4	Additional Amounts

2.4.1 The Company will, subject to the exceptions and limitations set forth below, pay to any Holder such additional amounts (“Additional Amounts”) as may be necessary so that every net payment on the Notes held by such Holder, after deduction or withholding by the Company or any of its paying agents for or on account of any present or future tax, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) (“Taxes”) imposed by or on behalf of any Relevant Taxing Jurisdiction, will not be less than the amount provided in those Notes to be then due and payable (and the Company will remit the full amount withheld to the relevant authority in accordance with applicable law). However, the Company will not be required to make any payment of Additional Amounts:

(a) to any person in respect of whom Taxes imposed by Canada are required to be withheld or deducted as a result of such person or any other person that has a beneficial interest in respect of any payment or deemed payment under those Notes (i) not dealing at arm’s length with the Company (within the meaning of the Income Tax Act (Canada) and the regulations thereunder (collectively, the “Tax Act”)), (ii) being a “specified non-resident shareholder” (as defined in subsection 18(5) of the Tax Act) of the Company, or (iii) not dealing at arm’s length (for the purposes of the Tax Act) with a “specified shareholder” (as defined in subsection 18(5) of the Tax Act) of the Company;

(b) for or on account of Canadian withholding Taxes imposed on a deemed dividend arising under subsection 214(18) of the Tax Act as a result of the Company being a “specified entity” (as defined in subsection 18.4(1)) in respect of the Holder (other than where the Company is a specified entity in respect of the Holder solely as a result of the existence, exercise or enforcement of rights under any Notes);

(c) to any person for any Tax by reason of such person being formerly or presently connected with the Relevant Taxing Jurisdiction (otherwise than merely by holding or ownership of those Notes or receiving any payments or exercising any rights thereunder), including without limitation a non-resident insurer who carries on an insurance business in Canada and in a country other than Canada;

(d) for or on account of any Tax which would not have been so imposed, deducted or withheld but for: (i) the presentation by the Holder of those Notes on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later; or (ii) the holder’s failure to comply with any certification, identification, information, documentation or other reporting requirements if compliance is required by law, regulation, administrative practice or an applicable treaty as a precondition to exemption from or a reduction in the rate of deduction or withholding of, any such taxes, assessment or charge;

(e) for or on account of any estate, inheritance, gift, sales, transfer, personal property tax or any similar tax, assessment or other governmental charge;

(f) for or on account of any Tax required to be withheld by any paying agent from any payment to a person on those Notes if such payment can be made to such person without such deduction or withholding by at least one other paying agent the identity of which is provided to such person;

(g) for or on account of any Tax which is payable otherwise than by deduction or withholding from a payment on those Notes;

(h) for or on account of any withholding or deduction imposed pursuant to: (i) Sections 1471 to 1474 of the U.S. Internal Revenue Code of 1986, as amended (“FATCA”), or any successor version thereof that is substantively comparable and not materially more onerous to comply with or (ii) any treaty, law, regulation or other official guidance implementing FATCA or an intergovernmental agreement with respect to FATCA or any agreement entered into pursuant to Section 1471(b)(1) of the U.S. Internal Revenue Code of 1986, as amended; or

(i) for any combination of items (a), (b), (c), (d), (e), (f), (g) and (h);

nor will Additional Amounts be paid with respect to any payment on those Notes to a Holder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent such payment would be required to be included in the applicable taxable income of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to payment of the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the Holder of such Notes.

2.4.2 The Company will pay and reimburse any Holder upon demand for any cost, loss or liability that such Holder incurs in relation to any present or future stamp, issue, registration, court or documentary Taxes, or similar charges or levies (including any related interest or penalties with respect thereto) or any other excise, property or similar Taxes or similar charges or levies (including any related interest or penalties with respect thereto) that arise in a Relevant Taxing Jurisdiction from the execution, delivery, registration, or enforcement of a Note, the Indenture or any other document or instrument in relation thereto (other than, in each case, in connection with a transfer of Notes after the issuance of the Notes). The foregoing obligations will survive any termination, defeasance or discharge of the Indenture and any transfer by a Holder or beneficial owner.

2.5	Execution of Notes

Solely with respect to the Notes (and not with respect to any other securities issued or outstanding under the Base Indenture), Section 2.5 of the Base Indenture shall be deleted in its entirety and replaced with the following:

SECTION 2.5. Execution of Securities. The Securities shall be signed on behalf of the Issuer by the chairman or vice chairman of its Board of Directors or its president or vice president and by the treasurer or secretary of the Issuer. Such signatures may be the manual, facsimile or electronic signatures (provided by DocuSign or Adobe or such other digital signature provider as specified in writing to Trustee by an authorized representative of the Issuer) of the present or any future such officers. Typographical and other minor errors or defects in any such reproduction of any such signature shall not affect the validity or enforceability of any security that has been duly authenticated and delivered by the Trustee.

In case any officer of the Issuer who shall have signed any of the Securities shall cease to be such officer before the Security so signed shall be authenticated and delivered by the Trustee or disposed of by the Issuer, such Security nevertheless may be authenticated and delivered or disposed of as though the person who signed such Security had not ceased to be such officer of the Issuer; and any Security may be signed on behalf of the Issuer by such persons as, at the actual date of the execution of such Security, shall be the proper officers of the Issuer, although at the date of the execution and delivery of this Indenture any such person was not such an officer.

ARTICLE 3

REDEMPTION OF THE NOTES

3.1	Redemption of Notes at the Option of the Company

The Company may, at its option, on giving not more than 60 days nor less than 10 days’ prior notice to the Holders thereof, redeem the Notes, in whole at any time or in part from time to time, on or after November 1, 2030, without the consent of the Holders, at a redemption price per $25 principal amount of the Notes equal to 100% of the principal amount thereof, together with accrued and unpaid interest to, but excluding, the date fixed for redemption.

3.2	Partial Redemption of Notes

3.2.1 If less than all the Notes are to be redeemed pursuant to Section 3.1, the Company shall, at least 15 days prior to the date that notice of redemption is given to Holders, notify the Trustee by Issuer Order stating the Company’s intention to redeem the aggregate principal amount of the Notes to be redeemed. The Notes to be redeemed shall be selected by the Trustee, if the Notes are represented by Registered Global Securities, in accordance with the policies and procedures of DTC and if the Notes are certificated, by lot or in such other manner in accordance with the policies and procedures of the Trustee.

3.2.2 If the Notes in denominations in excess of the minimum authorized denomination for the Notes are selected and called for redemption in part only (such part being that minimum authorized denomination or an integral multiple thereof) then, unless the context otherwise requires, references to the Notes in this Article 3 shall be deemed to include any such part of the principal amount of the Notes which shall have been so selected and called for redemption. The Holder of any Notes called for redemption in part only, upon surrender of such Notes for payment, shall be entitled to receive, without expense to such Holder, new Notes for the unredeemed part of the Notes so surrendered, and the Company shall execute and the Trustee shall authenticate and deliver, at the expense of the Company, such new Notes having the same terms as are set out herein upon receipt from the Trustee or the paying agent of the Notes so surrendered.

3.3	Early Redemption upon a Tax Event

Prior to November 1, 2030, upon or following the occurrence of a Tax Event, the Company may, at its option, on giving not more than 60 days nor less than 10 days’ prior notice to the Holders thereof, redeem all (but not less than all) of the Notes without the consent of the Holders. The redemption price per $25 principal amount of the Notes shall be equal to 100% of the principal amount thereof, together with accrued and unpaid interest to, but excluding, the date fixed for redemption.

3.4	Early Redemption upon a Rating Event

Prior to November 1, 2030, upon or following the occurrence of a Rating Event, the Company may, at its option, on giving not more than 60 days nor less than 10 days’ prior notice to the Holders thereof, redeem all (but not less than all) of the Notes without the consent of the Holders. The redemption price per $25 principal amount of the Notes shall be equal to 102% of the principal amount thereof, together with accrued and unpaid interest to, but excluding, the date fixed for redemption.

3.5	Notice of Redemption

Notice of any intention to redeem any Notes shall be given by or on behalf of the Company to the Holders of the Notes which are to be redeemed, not more than 60 days and not less than 10 days prior to the date fixed for redemption, in the manner provided in the Indenture. The notice of redemption shall, unless all the Notes then outstanding are to be redeemed, specify the distinguishing letters and numbers of the Notes which are to be redeemed and, if the Notes are to be redeemed in part only, shall specify that part of the principal amount thereof to be redeemed, shall specify the redemption date, the redemption price and places of payment and shall state that all interest on the Notes called for redemption shall cease from and after such redemption date and state if such redemption is subject to the satisfaction of one or more conditions precedent, including completion of an equity or other securities offering, an incurrence of indebtedness or other financing, or any other corporate transaction or event.

Notice of any redemption that is subject to the satisfaction of one or more conditions precedent may, at the Company’s discretion, be given prior to the completion of one or more of the transactions or events upon which the redemption is conditioned and such redemption may be partial as a result of only some of the conditions being satisfied. If such redemption is subject to the satisfaction of one or more conditions precedent, the related notice must describe each such condition, and if applicable, state that, in the Company’s discretion, such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the applicable date fixed for redemption. In addition, the Company may provide in such notice that payment of the redemption price and other amounts owing for the redemption of any Notes and performance of the Company’s obligations with respect to such redemption may be performed by another Person. If any condition precedent has not been satisfied, the Company shall provide written notice to the Trustee by 10:00 a.m. (Eastern Time) on the date of redemption, stating that such condition has not been satisfied, the notice of redemption is rescinded or delayed, and the redemption shall not occur or shall be delayed.

3.6	Cancellation of the Notes

All Notes redeemed under this Article 3 shall forthwith be delivered to the Trustee and shall be cancelled by it and will not be reissued or resold, and except as provided in subsection 3.2.2, no Notes shall be issued in substitution therefor.

ARTICLE 4

DEFERRAL RIGHT

4.1	Deferral Right

So long as no Event of Default has occurred and is continuing, the Company may elect, in its sole discretion, at any date other than an Interest Payment Date, to defer the interest payable on the Notes on one or more occasions for up to 10 consecutive years (a “Deferral Period”). Such deferral will not constitute an Event of Default or any other breach under the Indenture or the Notes. Deferred interest will accrue, compounding on each subsequent Interest Payment Date, until paid. A Deferral Period terminates on any Interest Payment Date where the Company pays all accrued and unpaid interest on such date. No Deferral Period may extend beyond the Maturity Date.

The Company will give the Trustee and the Holders of the Notes written notice of its election to commence or continue a Deferral Period at least 10 and not more than 60 days before the earlier of (a) the next Interest Payment Date; and (b) the date upon which the Company is required to give notice to the NYSE or any applicable self-regulatory organization or to Holders of the applicable record date or Interest Payment Date.

If the Company defers payments of interest on the Notes, the Notes will be treated at that time, solely for purposes of the original issue discount rules, as having been retired and reissued, potentially with original issue discount, for U.S. federal income tax purposes.

4.2	No Limit

There shall be no limit on the number of Deferral Periods that may occur.

4.3	Dividend Stopper Undertaking

Unless the Company has paid all accrued and unpaid interest on the Notes:

(i)

neither the Company nor TC Energy will declare any dividends on its Dividend Restricted Shares (other than stock dividends on such Dividend Restricted Shares) or make any payment to holders of any of its Dividend Restricted Shares in respect of dividends not declared or paid on such Dividend Restricted Shares;

(ii)	the Company will not pay any interest on Parity Notes or make any payment to holders of any of the Parity Notes in respect of interest not paid on such Parity Notes;

(iii)

neither the Company nor TC Energy will redeem, purchase or otherwise retire any Dividend Restricted Shares (except (A) out of the net cash proceeds of a substantially concurrent issue by it of Dividend Restricted Shares or (B) pursuant to any purchase obligation, sinking fund, retraction privilege or mandatory redemption provisions attaching to any series of Dividend Restricted Shares); and

(iv)	the Company will not redeem, purchase or otherwise retire any Parity Notes.

ARTICLE 5

SUBORDINATION OF NOTES

5.1	Notes Subordinated to Senior Indebtedness

5.1.1 The Company covenants and agrees, and each Holder of Notes, by the acceptance thereof, likewise covenants and agrees, that the indebtedness represented by the Notes and the payment of the principal of and interest on each and all of the Notes is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of existing and future Senior Indebtedness.

5.1.2 In the event (a) of any insolvency or bankruptcy proceedings or any receivership, liquidation, reorganization or other similar proceedings in respect of the Company or a substantial part of its property, or of any proceedings for liquidation, dissolution or other winding up of the Company, whether or not involving insolvency or bankruptcy, or (b) subject to the provisions of Section 5.2 that (i) a default shall have occurred with respect to the payment of principal of or interest on or other monetary amounts due and payable on any Senior Indebtedness, or (ii) there shall have occurred an event of default (other than a default in the payment of principal or interest or other monetary amounts due and payable) in respect of any Senior Indebtedness, as defined therein or in the instrument under which the same is outstanding, permitting the holder or holders thereof to accelerate the maturity thereof (with notice or lapse of time, or both), and such event of default shall have continued beyond the period of grace, if any, in respect thereof, and, in the cases of subclauses (i) and (ii) of this clause (b), such default or event of default shall not have been cured or waived or shall not have ceased to exist, or (c) that the principal of and accrued interest on the Notes shall have been declared due and payable pursuant to Section 6.1 and such declaration shall not have been rescinded and annulled as provided therein, then:

5.1.2.1 the holders of all Senior Indebtedness shall first be entitled to receive payment of the full amount due thereon, or provision shall be made for such payment in money or money’s worth, before the Holders of any of the Notes are entitled to receive any payment on account of the principal of, any premium, if any, or interest on the indebtedness evidenced by the Notes, including, without limitation, any payments made pursuant to Article 3;

5.1.2.2 any payment by, or distribution of assets of, the Company of any kind or character, whether in cash, property or securities, to which the Holders of any of the Notes or the Trustee would be entitled except for the provisions of this Article shall be paid or delivered by the person making such payment or distribution, whether a trustee in bankruptcy, a receiver, receiver and manager or liquidating trustee or otherwise, directly to the holders of such Senior Indebtedness or their representative or representatives or to the trustee or trustees under any indenture under which any instruments evidencing any of such Senior Indebtedness may have been issued, ratably according to the aggregate amounts remaining unpaid on account of such Senior Indebtedness held or represented by each, to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid after giving effect to any concurrent payment or distribution (or provision therefor) to the holders of such Senior Indebtedness, before any payment or distribution is made to the holders of the indebtedness evidenced by the Notes or to the Trustee under this instrument; and

5.1.2.3 in the event that, notwithstanding the foregoing, any payment by, or distribution of assets of, the Company of any kind or character, whether in cash, property or securities, in respect of principal of or interest on the Notes or in connection with any repurchase by the Company of the Notes, shall be received by the Trustee or the Holders of any of the Notes before all Senior Indebtedness is paid in full, or provision made for such payment in money or money’s worth, such payment or distribution in respect of principal of or interest on the Notes or in connection with any repurchase by the Company of the Notes shall be paid over to the holders of such Senior Indebtedness or their representative or representatives or to the trustee or trustees under any indenture under which any instruments evidencing any such Senior Indebtedness may have been issued, ratably as aforesaid, for application to the payment of all Senior Indebtedness remaining unpaid until all such Senior Indebtedness shall have been paid in full, after giving effect to any concurrent payment or distribution (or provision therefor) to the holders of such Senior Indebtedness.

5.2	Disputes with Holders of Certain Senior Indebtedness

Any failure by the Company to make any payment on or perform any other obligation under Senior Indebtedness, other than any indebtedness incurred by the Company or assumed or guaranteed, directly or indirectly, by the Company for money borrowed (or any deferral, renewal, extension or refunding thereof) or any indebtedness or obligation as to which the provisions of this Section shall have been waived by the Company in the instrument or instruments by which the Company incurred, assumed, guaranteed or otherwise created such indebtedness or obligation, shall not be deemed a default or event of default under Section 5.1.2(b) if (a) the Company shall be disputing its obligation to make such payment or perform such obligation and (b) either (i) no final judgment relating to such dispute shall have been issued against the Company which is in full force and effect and is not subject to further review, including a judgment that has become final by reason of the expiration of the time within which a party may seek further appeal or review, and (ii) in the event of a judgment that is subject to further review or appeal has been issued, the Company shall in good faith be prosecuting an appeal or other proceeding for review and a stay of execution shall have been obtained pending such appeal or review.

5.3	Subrogation

Subject to the payment in full of all Senior Indebtedness, the Holders of the Notes shall be subrogated (equally and ratably with the holders of all obligations of the Company which by their express terms are subordinated to Senior Indebtedness of the Company to the same extent as the Notes are subordinated and which are entitled to like rights of subrogation) to the rights of the holders of Senior Indebtedness to receive payments or distributions of cash, property or securities of the Company applicable to the Senior Indebtedness until all amounts owing on the Notes shall be paid in full, and as between the Company, its creditors other than holders of such Senior Indebtedness and the Holders, no such payment or distribution made to the holders of Senior

Indebtedness by virtue of this Article that otherwise would have been made to the Holders shall be deemed to be a payment by the Company on account of such Senior Indebtedness, it being understood that the provisions of this Article are and are intended solely for the purpose of defining the relative rights of the Holders, on the one hand, and the holders of Senior Indebtedness, on the other hand.

5.4	Obligation of Company Unconditional

5.4.1 Nothing contained in this Article or elsewhere in the Indenture or the Notes is intended to or shall impair, as among the Company, its creditors other than the holders of Senior Indebtedness and the Holders, the obligation of the Company, which is absolute and unconditional, to pay to the Holders the principal of and interest on the Notes as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the Holders and creditors of the Company other than the holders of Senior Indebtedness, nor shall anything herein or therein prevent the Trustee or any Holder from exercising all remedies otherwise permitted by applicable law upon default under the Indenture, subject to the rights, if any, under this Article of the holders of Senior Indebtedness in respect of cash, property or securities of the Company received upon the exercise of any such remedy.

5.4.2 Upon payment or distribution of assets of the Company referred to in this Article, the Trustee and the Holders shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which any such dissolution, winding up, liquidation or reorganization proceeding affecting the affairs of the Company is pending or upon a certificate of the trustee in bankruptcy, receiver, receiver and manager, assignee for the benefit of creditors, liquidating trustee or agent or other person making any payment or distribution, delivered to the Trustee or to the Holders, for the purpose of ascertaining the persons entitled to participate in such payment or distribution, the holders of the Senior Indebtedness and other indebtedness of the Company, the amount thereof or payable thereon, the amount paid or distributed thereon and all other facts pertinent thereto or to this Article.

5.5	Payments on Notes Permitted

Nothing contained in this Article or elsewhere in the Indenture or in the Notes shall affect the obligations of the Company to make, or prevent the Company from making, payment of the principal of or interest on the Notes in accordance with the provisions hereof and thereof, except as otherwise provided in this Article.

5.6	Effectuation of Subordination by Trustee

Each Holder of Notes, by his acceptance thereof, authorizes and directs the Trustee on his behalf to take such action as may be necessary or appropriate to effectuate the subordination provided in this Article and appoints the Trustee his attorney-in-fact for any and all such purposes.

5.7	Knowledge of Trustee

Notwithstanding the provisions of this Article or any other provisions of the Indenture, the Trustee shall not be charged with knowledge of the existence of any facts that would prohibit the making of any payment of moneys to or by the Trustee, or the taking of any other action by the Trustee, unless and until the Trustee shall have received written notice thereof mailed or delivered to the Trustee from the Company, any Holder, any paying agent or the holder or representative of any class of Senior Indebtedness; provided that if at least three Business Days prior to the date upon which by the terms hereof any such moneys may become payable for any purpose (including, without limitation, the payment of the principal or interest on any Note) the Trustee shall not have received with respect to such moneys the notice provided for in this Section, then, anything herein contained to the contrary notwithstanding, the Trustee shall have full power and authority to receive such moneys and to apply the same to the purpose for which they were received and shall not be affected by any notice to the contrary that may be received by it within three Business Days prior to or on or after such date.

5.8	Trustee May Hold Senior Indebtedness

The Trustee shall be entitled to all the rights set forth in this Article with respect to any Senior Indebtedness at the time held by it, to the same extent as any other holder of Senior Indebtedness, and nothing in the Indenture shall deprive the Trustee of any of its rights as such holder.

5.9	Rights of Holders of Senior Indebtedness Not Impaired

5.9.1 No right of any present or future holder of any Senior Indebtedness to enforce the subordination herein shall at any time or in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any noncompliance by the Company with the terms, provisions and covenants of the Indenture, regardless of any knowledge thereof any such holder may have or be otherwise charged with.

5.9.2 With respect to the holders of Senior Indebtedness, (i) the duties and obligations of the Trustee shall be determined solely by the express provisions of the Indenture, (ii) the Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in the Indenture, (iii) no implied covenants or obligations shall be read into the Indenture against the Trustee and (iv) the Trustee shall not be deemed to be a fiduciary as to such holders.

5.10	Article Applicable to Paying Agents

In case at any time any paying agent other than the Trustee shall have been appointed by the Company and be then acting hereunder, the term “Trustee” as used in this Article shall in such case (unless the context shall require otherwise) be construed as extending to and including such paying agent within its meaning as fully for all intents and purposes as if such paying agent were named in this Article in addition to or in place of the Trustee; provided, however, that Sections 5.7 and 5.8 shall not apply to the Company if it acts as its own paying agent.

5.11	Trustee; Compensation Not Prejudiced

The Trustee shall not have any fiduciary duty to any holders of Senior Indebtedness. Nothing in this Article shall apply to claims of, or payments to, the Trustee pursuant to Section 6.5 of the Base Indenture.

ARTICLE 6

EVENTS OF DEFAULT

6.1	Events of Default

Solely with respect to the Notes (and not with respect to any other securities issued or outstanding under the Base Indenture), for so long as any of the Notes remain outstanding, “Event of Default” means any one of the following events (whatever the reason for such Event of Default and whether it shall be occasioned by provisions of Article 5 of this Third Supplemental Subordinated Indenture or be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(i)

default in the payment of any interest upon the Notes when it becomes due and payable, and continuance of such default for a period of 30 days (subject to the Company’s right, in its sole discretion, to defer interest payments as provided in Article 4 of this Third Supplemental Subordinated Indenture);

(ii)	default in the payment of the principal of or any premium, if any, when due and payable on the Notes;

(iii)

the Company makes a general assignment for the benefit of its creditors or otherwise acknowledges its insolvency or is declared bankrupt or makes an authorized assignment or a proposal to its creditors under any bankruptcy or insolvency or analogous law or if a custodian or a receiver or receiver and manager or any other officer with similar powers is appointed in respect of the Company or of the property of the Company or any part thereof which is a substantial part of the property of the Company on a consolidated basis; or

(iv)

the Company defaults in the performance of, or breaches, any other covenant or warranty in the Indenture, which default or breach continues uncured for a period of 60 days after the Company receives written notice from the Trustee or the Company and the Trustee receive written notice from the Holders of not less than 25% of the principal amount of Notes then outstanding.

If an Event of Default has occurred, other than an Event of Default described in clause (iv) above, and is continuing, then the Trustee may, in its discretion and shall upon the request of Holders of not less than 25% of the principal amount of Notes then outstanding under the Indenture, demand payment of the principal or premium, if any, together with any accrued and unpaid interest up to (but excluding) such date, which shall immediately become due and payable in cash, and may institute legal proceedings for the collection of such aggregate amount in the event the Company fails to make payment thereof upon such demand. If an Event of Default set forth in clause (iv) occurs and is continuing, neither the Trustee nor the Holders of the Notes will be entitled to declare the principal of the Notes, or accrued or unpaid interest thereon, to be due and payable immediately.

The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to the Trustee’s rights under the Indenture. In addition, (A) in case an Event of Default occurs and is not cured, the Trustee shall be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of his own affairs and (B) no provision of the Indenture shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance or exercise of its rights, powers or duties if there are reasonable grounds for believing that the repayment of funds or indemnity satisfactory to it against such liability is not reasonably assured to it. Subject to the foregoing, the Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to the Trustee. The permissive rights of the Trustee to take or refrain from taking any action enumerated in the Indenture shall not be construed as an obligation or duty. No amounts owed to the Trustee under the Indenture shall be classified or treated as subordinated indebtedness.

The Trustee shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless a Responsible Officer of the Trustee shall have received written notice from the Company or a Holder describing such Default or Event of Default, and stating that such notice is a notice of Default or Event of Default.

ARTICLE 7

MISCELLANEOUS

7.1	Relationship to Base Indenture

The Third Supplemental Subordinated Indenture is a supplemental indenture within the meaning of the Base Indenture. The Base Indenture, as supplemented and amended by this Third Supplemental Subordinated Indenture, is in all respects ratified, confirmed and approved and, as supplemented and amended by this Third Supplemental Subordinated Indenture, shall be read, taken and construed as one and the same instrument.

7.2	Modification of Base Indenture

Except as expressly modified by this Third Supplemental Subordinated Indenture, the provisions of the Base Indenture shall continue to apply to each Security issued thereunder.

7.3	Governing Law

This instrument shall be governed by and construed in accordance with the laws of the State of New York.

7.4	Counterparts

This Third Supplemental Subordinated Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. Notwithstanding anything to the contrary in the Base Indenture, the words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Indenture or any document to be signed in connection with this Indenture (including, without limitation, the Notes and any Officer’s Certificate) shall be deemed to include electronic signatures, including without limitation, digital signature provided by DocuSign or Adobe (or such other digital signature provider as specified in writing to Trustee by the authorized representative), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. This Third Supplemental Subordinated Indenture shall be valid, binding, and enforceable against a party only when executed and delivered by an authorized individual on behalf of the party by means of (i) any electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including relevant provisions of the Uniform Commercial Code (collectively, “Signature Law”); (ii) an original manual signature; or (iii) a faxed, scanned, or photocopied manual signature. For avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the Uniform Commercial Code or other Signature Law due to the character or intended character of the writings. The Company agrees to assume all risks arising out of the use of using digital signatures and electronic methods to submit communications to Trustee, including without limitation the risk of Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

7.5	Trustee Makes No Representation

The recitals contained herein are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Third Supplemental Subordinated Indenture. The Company hereby authorizes and directs the Trustee to execute and deliver this Third Supplemental Subordinated Indenture.

7.6	TC Energy Corporation

TC Energy is a party to this Third Supplemental Subordinated Indenture solely to the extent necessary to be bound under those provisions in which it is expressly named and, for the avoidance of doubt, shall not be bound by any other provision contained in this Third Supplemental Subordinated Indenture. Notwithstanding the previous sentence, all of TC Energy’s obligations described herein will automatically terminate and be of no further force and effect immediately following the date on which (i) TC Energy, together with its affiliates, ceases to own, directly or indirectly, securities constituting more than 50% of the Company’s outstanding voting stock or (ii) the Company has sold, leased or conveyed all or substantially all of its assets to another person that is not an affiliate of TC Energy in a transaction otherwise permitted under the Indenture.

7.7	Jury Trial Waiver

EACH PARTY HERETO, AND EACH HOLDER OF A NOTE BY ACCEPTANCE THEREOF, HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THE BASE INDENTURE AND THIS THIRD SUPPLEMENTAL SUBORDINATED INDENTURE.

IN WITNESS WHEREOF the parties hereto have caused this Third Supplemental Subordinated Indenture to be duly executed all as of the day and year first written above.

TRANSCANADA PIPELINES LIMITED

By	/s/ David Marchand
Name: David Marchand
Title: Vice-President, Finance and Treasurer

By	/s/ Jane Brindle
Name: Jane Brindle
Title: Vice-President, Law and Corporate Secretary

[Signature Page to Third Supplemental Subordinated Indenture]

COMPUTERSHARE TRUST COMPANY, N.A., as Trustee

By	/s/ Corey J. Dahlstrand
Name: Corey J. Dahlstrand
Title: Vice President

By	/s/ Francis Wiersma
Name: Francis Wiersma
Title: Officer

[Signature Page to Third Supplemental Subordinated Indenture]

TC ENERGY CORPORATION, with respect to certain provisions

By	/s/ David Marchand
Name: David Marchand
Title: Vice-President, Finance and Treasurer

By	/s/ Jane Brindle
Name: Jane Brindle
Title: Vice-President, Law and Corporate Secretary

[Signature Page to Third Supplemental Subordinated Indenture]

SCHEDULE A

FORM OF REGISTERED NOTE

THIS NOTE IS A REGISTERED GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS NOTE MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A NOTE REGISTERED, AND NO TRANSFER OF THIS NOTE IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO TRANSCANADA PIPELINES LIMITED (THE “COMPANY”) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IN RESPECT THEREOF IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

No. [•]

TRANSCANADA PIPELINES LIMITED

(a corporation duly organized and existing under the Canada Business Corporations Act)

6.250% Junior Subordinated Notes due 2085

CUSIP: 893526 681

ISIN: US8935266812

TRANSCANADA PIPELINES LIMITED (the “Company”) for value received hereby promises to pay to the registered holder hereof (the “Holder”) on November 1, 2085 or on such earlier date as the principal amount hereof may become due in accordance with the provisions of the Indenture hereinafter mentioned, the principal sum of U.S.$[•] in lawful money of the United States on presentation and surrender of this Note (as defined below) at the principal office of the Trustee in The City of New York, New York or such other location as it may designate from time to time, and to pay interest on the principal amount hereof at the rate of 6.250% per annum from and including the date hereof, or from and including the last Interest Payment Date (as defined in the Indenture) to which interest shall have been paid or made available for payment on the outstanding Notes, whichever is later, quarterly in arrears on February 1, May 1, August 1 and November 1 of each year. Subject to Article 4 of the Third Supplemental Subordinated Indenture referred to below, interest as aforesaid shall be payable after as well as before default, with interest on overdue interest at the same rates and on the same dates.

This Note is one of the 6.250% Junior Subordinated Notes due 2085 (the “Notes”) of the Company issued or issuable under the provisions of an Amended and Restated Subordinated Debt Indenture, dated as of November 30, 2000, between the Company and Computershare Trust Company, N.A. (as successor to The Bank of Nova Scotia Trust Company of New York), as trustee (the “Trustee”), as supplemented by a Third Supplemental Subordinated Indenture, dated as of October 9, 2025, between TC Energy Corporation (with respect to certain provisions), the Company and the Trustee (which indenture as supplemented is herein referred to as the “Indenture”). The Notes issuable under the Indenture are unlimited in principal amount. Reference is hereby expressly made to the Indenture for a description of the terms and conditions upon which the Notes are or are to be issued and held and the rights, remedies and obligations of the Holders of the Notes, of the Company, TC Energy Corporation and of the Trustee in respect thereof, all to the same effect as if the provisions of the Indenture were herein set forth, to all of which provisions the Holder by acceptance hereof acknowledges and assents.

So long as no Event of Default has occurred and is continuing, the Company may elect, in its sole discretion, at any date other than an Interest Payment Date, to defer the interest payable on the Notes on one or more occasions for up to 10 consecutive years (a “Deferral Period”). There shall be no limit on the number of Deferral Periods that may occur. Such deferral will not constitute an Event of Default or any other breach under the Indenture or the Notes. Deferred interest will accrue, compounding on each subsequent Interest Payment Date, until paid. A Deferral Period terminates on any Interest Payment Date where the Company pays all accrued and unpaid interest on such date. No Deferral Period may extend beyond the Maturity Date.

The Notes are issuable only as fully registered Notes in minimum denominations of $25 and integral multiples of $25 in excess thereof. Upon compliance with the provisions of the Indenture, the Notes of any denomination may be exchanged for an equal aggregate principal amount of the Notes in any other authorized denomination or denominations.

The Notes are direct obligations of the Company but are not secured by any mortgage, pledge, hypothec or other charge.

The indebtedness evidenced by this Note and by all other Notes now or hereafter authenticated and delivered under the Indenture is subordinated and subject in right of payment, to the extent and in the manner provided in the Indenture, to the prior payment in full of all present and future Senior Indebtedness (as defined in the Indenture), whether outstanding at the date of the Indenture or thereafter created, incurred, assumed or guaranteed.

The right is reserved to the Company to purchase or redeem the Notes for cancellation, in all cases in accordance with the provisions of the Indenture.

This Note may only be transferred, upon compliance with the conditions prescribed in the Indenture, in one of the registers to be kept at the principal office of the Trustee or other registrar in The City of New York, New York by the Holder or such Holder’s executors or administrators or other legal representatives or such Holder’s attorney duly appointed by an instrument in form and substance satisfactory to the Trustee or other registrar, and upon compliance with such reasonable requirements as the Trustee and/or other registrar may prescribe.

This Note shall be governed by and construed in accordance with the laws of the State of New York.

The Holder (and beneficial owner) of this Note, by accepting this Note, is deemed to agree to treat the Notes as indebtedness of the Company for United States federal, state and local income tax purposes unless otherwise required by a change in law after the date on which the Notes are issued or the good faith resolution of a tax audit or other tax proceeding.

This Note shall not become obligatory for any purpose until it shall have been authenticated by the Trustee under the Indenture.

IN WITNESS WHEREOF, this instrument has been duly executed by the Company.

DATED this ____ day of October, 2025

TRANSCANADA PIPELINES LIMITED

By:
Name: David Marchand
Title: Vice-President, Finance and Treasurer

By:
Name: Sean O’Donnell
Title: Executive Vice President, Strategy and
Corporate Development and
Chief Financial Officer

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series

designated therein referred to in the within-

mentioned Indenture.

DATED this ____ day of October, 2025

COMPUTERSHARE TRUST COMPANY, N.A. as

TRUSTEE:

By:
Authorized Signature

(FORM OF TRUSTEE’S CERTIFICATE OF AUTHENTICATION)

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated:

Computershare Trust Company, N.A., As Trustee

By
Authorized Officer

(FORM OF CERTIFICATE OF TRANSFER)

CERTIFICATE OF TRANSFER

I or we assign and transfer this Note to:

(Print or type assignee’s name, address and postal code)

and irrevocably appoint agent to transfer this Note on the books of TRANSCANADA PIPELINES LIMITED. The agent may substitute another to act for him.

Date:	Your
Signature:

(Sign exactly as your name appears on the Notes)

Signature
Guarantee:
(This signature must be guaranteed by or a member of the Securities Transfer Association Medallion Program (STAMP), a member of the Stock Exchange Medallion Program (SEMP) or a member of the New York Stock Exchange Inc. Medallion Signature Program (MSP)).